EXHIBIT 23(b)
                               -------


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                         Consent of Independent Auditors


Board of Directors
Pall Corporation:


We consent to the incorporation by reference, in this Registration Statement on Form S-8 of Pall Corporation relating to an additional 1,000,000 restricted stock units, 1,000,000 shares of its common stock and 1,000,000 of its common share purchase rights authorized for issuance under its Management Stock Purchase Plan as amended October 16, 2003, of our report dated September 3, 2003, except for the Common Stock note which is as of October 17, 2003, with respect to the consolidated balance sheets of Pall Corporation and its subsidiaries as of August 2, 2003, and August 3, 2002, and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended August 2, 2003, which report appears in the Annual Report on Form 10-K of Pall Corporation for the fiscal year ended August 2, 2003.


                                                     /s/KPMG LLP


Melville, New York
December  15, 2003